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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name(a)	State or Country of Incorporation	Names Under Which Company Or Subsidiaries Do Business
PACCAR of Canada Ltd.	Canada	PACCAR of Canada Ltd. Canadian Kenworth Co. Peterbilt of Canada PACCAR Parts of Canada
PACCAR Australia Pty. Ltd.	Australia	PACCAR Australia Pty. Ltd. Kenworth Trucks DAF Trucks Australia
PACCAR Financial Pty. Ltd.	Australia	PACCAR Financial Pty. Ltd.
PACCAR U.K. Ltd.	Delaware	PACCAR U.K. Ltd. Foden Trucks
PACCAR Mexico, S.A. de C.V.	Mexico
PACCAR Mexico, S.A. de C.V.
KENFABRICA, S.A. de C.V.
KENCOM, S.A. de C.V.
Kenworth Mexicana S.A. de C.V.
PACCAR Parts Mexico S.A. de C.V.
PACCAR Capital Mexico S.A. de C.V.
Paclease Mexicana S.A. de C.V.
PACCAR Financial Corp.	Washington	PACCAR Financial Corp. PACCAR Leasing Company PacLease
PACCAR Financial Services Ltd.	Canada	PACCAR Financial Services Ltd.
PACCAR Sales North America, Inc.	Delaware	PACCAR Sales North America
PACCAR Holding B.V.(b)	Netherlands	PACCAR Holding B.V.
DAF Trucks, N.V.(c)	Netherlands	DAF Trucks, N.V. Leyland DAF
DAF Trucks Vlaanderen N.V.(d)	Belgium	DAF Trucks Vlaanderen N.V.
DAF Trucks Ltd.(d)	United Kingdom	DAF Trucks Ltd.
Leyland Trucks Limited(e)	England and Wales	Leyland Trucks Limited

(a)
The names of some subsidiaries have been omitted. Considered in the aggregate, omitted subsidiaries would not constitute a significant subsidiary.

(b)
A wholly owned subsidiary of PACCAR Sales North America, Inc.

(c)
A wholly owned subsidiary of PACCAR Holding B.V.

(d)
A wholly owned subsidiary of DAF Trucks, N.V.

(e)
A subsidiary of Kepacourt Limited, an England and Wales corporation which is a subsidiary of PACCAR Trucks U.K. Ltd., an England and Wales corporation which is a subsidiary of PACCAR Holding B.V.

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SUBSIDIARIES OF THE REGISTRANT